UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earlies event reported): March 30, 2020

AIXIN LIFE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-17284	84-1085935
State of	Commission	IRS Employer
Incorporation	File Number	Identification No.

Hongxing International Business Building 2, 14th FL, No. 69 Qingyun South Ave., Jinjiang District

Chengdu City, Sichuan Province, China

(Address of principal executive offices)

86-313-6732526

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A		N/A

Item 2.02	Results of Operation and Financial Condition

Aixin Life International, Inc. (“we,” “us” or the “Company”) filed a Report on Form 12B-25 advising that it would not timely file its Annual Report on Form 10-K. We are unable to timely file our Annual Report due to the disruptions caused by the restrictions imposed by the Chinese Government in response to the outbreak of Covid-19. The Chinese government has now lifted nearly all restrictions on travel. Nevertheless, day to day operations in China have not yet returned to normal.

Although we are working with our auditors to complete our financial statements to be included in our Annual Report and the review procedures related thereto, this effort has been disrupted by the need to do almost everything remotely. At this time we are unable to state with certainty whether our Annual Report will be filed within the next 45 days, though we will make every effort to do so.

Our business relies heavily on the distribution of products through personal contact with our customers individually, at group events and in our offices. As a result of the fears remaining due to the Covid-19 outbreak, we anticipate that we will need to rely more heavily upon individual contacts initiated by distributors and in our offices than group events for the immediate future. Nevertheless, we believe that after a decrease in the first quarter, our revenues will regain the levels achieved in 2019 and continue to grow. We also anticipate that the mix of products we distribute may shift as our customers look to us to provide products directed at enhancing personal hygiene.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AiXin Life International, Inc.

Date: March 30, 2020.	By:	/s/ Quanzhong Lin
Quanzhong Lin Chief Executive Officer